CERTIFICATE OF INCORPORATION
OF
J.P. MORGAN ACCEPTANCE CORPORATION I

FIRST: The name of the Corporation is J.P. Morgan Acceptance Corporation I (hereinafter referred to as the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is limited to: (a) issuing and selling one or more series of bonds secured primarily by mortgage collateral, investing in certain mortgage collateral to be purchased with the proceeds of bonds secured by such mortgage collateral and taking certain other action with respect thereto; provided, that the bonds have been rated in one of the two highest rating categories by one or more nationally recognized statistical rating agencies, (b) acquiring, owning, holding and pledging as collateral therefor any mortgage collateral, (c) conveying or transferring all or any portion of the Corporation’s right, title and interest under an indenture, trust agreement or other agreement for any series of bonds, subject and subordinate to the rights of the related bondholders; provided, however, that the transferee shall be either (i) an entity the unsecured debt of which is rated in the highest rating category by the same nationally recognized statistical rating agency that rated the related series of bonds or (ii) an entity which is a single purpose entity as defined by the same nationally recognized statistical rating agency that rated the related series of bonds, (d) acting as settlor or depositor of trusts formed to issue series of bonds secured by mortgage obligations or other mortgage collateral and investing in or selling beneficial interests in the same, under an indenture, (e) investing cash balances on an interim basis in certain short-term investments and (f) engaging in activities incidental to and necessary to accomplish the foregoing.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one dollar ($1.00).

FIFTH: The name and mailing address of the Sole Incorporator is as follows:

Name

Mailing Address

Catherine S. Davis

P.O. Box 636

Wilmington, Delaware 19899

SIXTH:

1.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.

The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

3.

The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide. At least one director and one executive officer of the Corporation (who may be the same person) will not be a director, officer or employee of any direct or ultimate parent, subsidiary or affiliate of the Corporation.

4.

In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the General Corporation Law of the State of Delaware (the “GCL”), this Certificate of Incorporation and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted. The Corporation’s board of directors will duly authorize all of the Corporation’s actions.

5.

The Corporation’s assets will not be commingled with those of any direct or ultimate parent, subsidiary or affiliate of the Corporation.

6.

The Corporation will maintain separate corporate records and books of account from those of any direct or ultimate parent, subsidiary or affiliate of the Corporation.

7.

The Corporation will maintain and conduct its business from an office separate from that of any direct or ultimate parent, subsidiary or affiliate of the Corporation.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stock-holders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholder or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the GCL, as the same may be amended and supplemented.

TENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the GCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, do hereby declare and certify that the Corporation has duly authorized this Certificate of Incorporation and the facts herein stated are true, and accordingly have hereunto set my hand as of this 27th day of June, 1988.

__________________

Catherine S. Davis

Sole Incorporator

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY “J. P . MORGAN ACCEPTANCE CORPORATION I” IS DULY INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL CORPORATE EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF THE TWENTY-EIGHTH DAY OF JULY, A.D. 2004.

AND I DO HEREBY FURTHER CERTIFY THAT THE SAID “J. P MORGAN ACCEPTANCE CORPORATION I” WAS INCORPORATED ON THE TWENTY-SEVENTH DAY OF JUNE, A.D. 1988.

AND I DO HEREBY FURTHER CERTIFY THAT THE FRANCHISE TAXES HAVE BEEN PAID TO DATE.

AND I DO HEREBY FURTHER CERTIFY THAT THE ANNUAL REPORTS HAVE BEEN FILED TO DATE.

____________________________

Harriet Smith Windsor, Secretary of State

AUTHENTICATION: 3260277

DATE: 07-28-04